Exhibit 10.1
EMPLOYMENT-AT-WILL AGREEMENT
between
GEOEYE INC.
and
JOSEPH F. GREEVES
Effective as of May 28, 2009
To Joseph F. Greeves:
1. Employment By The Company.
     1.1 Subject to terms set forth herein, the Company agrees to employ you as an employee-at-will in the capacity of Executive Vice President and Chief Financial Officer commencing on a date to be agreed between you and the Company, but not later than June 15, 2009. In this position, you will report to the Company’s Chief Executive Officer, and be charged with supervising the general financial operations of the Company.
2. Compensation & Benefits.
2.1	Salary. You will receive an initial gross base annual salary of $265,000, which will be paid and reviewed in accordance with standard Company policy (current payment policy is bi-weekly; current review cycles are annual).

2.2	Company Benefits.
2.2.1	You will be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees in senior executive positions (the “Company Benefits”). Currently, the Company provides each employee with 4 weeks of composite leave per year.

2.2.2	The Company will pay up to $1,500 in premiums annually toward your company provided life insurance coverage. Such coverage will be in the amount of $900,000, subject to the continuing approval of the Company’s life insurance carrier.

2.2.3	To the extent allowed by the Company’s 401(k) plan, your commencement of employment for purposes of vesting will date from your first day of employment which will be not later than June 15, 2009.
2.3	Severance. You will be entitled to the severance benefits (“Severance Benefits”) described in Section 6 below, subject to the other terms and conditions of this Agreement.

2.4	Bonuses. You will be eligible to receive an annual bonus of 50% of your base salary at target, subject to adjustment based upon the Company’s performance as shown on Appendix A hereto. Payment of bonuses will be made in accordance with the Company’s standard policy for payment of executive bonuses. Any bonus payable pursuant to this Section 2.4 shall be paid no later than March 15 of the year following the year in which such bonus was earned.

2.5	Stock Grants
2.5.1	Restricted Stock. On the date that you commence your employment, the Company will issue 6,000 shares of restricted common stock of the Company to you pursuant to the Company’s 2006 Stock Incentive Plan. Such shares (subject to changes set forth in a separate Restricted Stock Agreement to be entered into between you and the Company) will vest 1/3 on each of the first three anniversaries of the grant date.

2.5.2	Stock Options. On the date that you commence you employment, you will be granted options to purchase 25,000 shares under the Company’s 2006 Stock Incentive Plan (the “Plan”), with a strike price of the “Fair Market Value” (as defined in the Plan) on the date of such grant. Of such options (subject to changes set forth in a separate Option Agreement to be entered into between you and the Company), 25% will vest on each of the first four anniversaries of the grant date.

2.5.3	Additional Awards. You will be eligible for additional grants of options and restricted stock under the Company’s 2006 Stock Incentive Plan and future plans as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion. On the date you commence your employment, as long term incentive compensation you will receive options and restricted stock units on the same basis as the other executive who have received long term incentive awards in 2009 with a total fair market value on the date of grant of $178,875 (45% of annual target cash compensation, not prorated).
3. Proprietary Information Obligations.
3.1	Confidentiality. You agree that all Confidential Information will be held in complete confidence and that you will not, during your employment with the Company, except in the performance of your duties to the Company, or at any time after the termination of your employment with the Company, disclose to any person (other than the Company or its affiliates), or use for your own account, without the prior written consent of the Company, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean information relating to the business and affairs of the Company or any of its affiliates that is of a confidential nature.

3.2	Ownership of Trade Secrets, etc.
(a) All non-public written materials, records and documents made by you or coming into your possession during your employment with the Company concerning the business or affairs of the Company or any of its affiliates, except for personal, financial, or legal records, shall be the sole property of the Company and its affiliates. Upon the termination of your employment with the Company or upon the earlier request of the Company during your employment with the Company, you shall promptly deliver the same to the Company (or its designee).
(b) You agree that any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, developed or otherwise obtained by you during your employment with the Company relating to the business, property, methods, suppliers or customers of the Company or any of its affiliates shall be the property of the Company and its affiliates; and you agree to give the Company prompt written notice of your conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts as may be required by the Company to transfer, assign, confirm and perfect in the Company all legally protectible rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.
(c) You represent and warrant that the execution and delivery by you of this Agreement and the performance by you of your obligations hereunder will not, with or without the giving of notice or the passage of time, (i) to the best of your knowledge, violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to you or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute default under, any agreement to which you are a party or by which you are or may be bound, including, but not limited to, any employment, confidentiality, non-competition or non-solicitation agreement entered into between you and any previous employer. You agree to indemnify and hold the Company harmless from and against any and all claims for losses, liabilities, damages, costs and expenses which may arise or result from the violation of any such judgment, writ, injunction or order or the breach of any such agreement referred to in the immediately preceding sentence. You have heretofore provided the Company with copies of any relevant, non- confidential agreement referred to in (ii) above to which you are bound.
3.3	Remedies. Your duties under this Section 3 shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of this Section would be inadequate, and you agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. Continuation Of Employment/Restrictive Covenant. During the term of your employment and for a period of twelve (12) months immediately following your termination, you shall not, without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage, in any activities in competition with the Company, or accept a management-level position or establish a business relationship (such as management consulting) with a business or business unit over 50% of whose gross annual revenues arise from the collection, processing or sale of remote sensing imagery products or services (including data extraction, imagery analysis and production of imagery related products) in direct competition with the Company or solicit, induce or otherwise cause any customers of the Company to terminate or reduce their relationship with the Company. Such approval by the Company shall not be unreasonably withheld.
5. Nonsolicitation. While employed by the Company, and for twelve (12) months immediately following your termination, you agree not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employees of the Company to terminate his or her employment.
6. Termination Of Employment.
(a) Either you or the Company may terminate your employment relationship at any time for any legal reason whatsoever, or for no reason, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. If the Company terminates your employment without Cause at any time, you will receive as Severance Benefits: (i) regular bi-weekly payments equal to your usual base salary, less payroll deductions and required withholdings, for twelve (12) months (the ‘Severance Period’), with such payments beginning on the date of your termination of employment, (ii) a payment of that portion of the bonus, if any, you are entitled to for the calendar year based upon performance for such year pro-rated based upon the number of full months you were employed in such year, payable at the time such amount would otherwise have been due, but in no event later than March 15 of the year following the year in which such bonus was earned ((i) and (ii) are sometimes collectively referred to as the ‘Severance Payments’), and (iii) continuation of all group health and life insurance benefits during the Severance Period, in exchange for the execution of a release of all claims against the Company in form satisfactory to the Company. Additionally, if you are terminated by the Company without Cause, to the extent permitted by the Company’s 401(k) plan you will become immediately vested and, as set forth in the separate agreements for the stock awards listed in 2.5.1 and 2.5.2 above, any unvested portions of such grants will immediately vest. If you resign voluntarily for any reason other than as specified above or if your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no Severance Benefits. Your “qualifying event” for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), shall be your termination of employment.

Notwithstanding anything in this Agreement to the contrary, if the amount described clause (i) of the preceding paragraph above exceeds an amount (the ‘Unrestricted Amount’) equal to two times the lesser of (A) your annual compensation based on the annual rate of pay from the Company for the calendar year preceding the calendar year of the severance date (adjusted for any increase in such annual rate of pay during the calendar year of the severance date that was expected to continue indefinitely if you had not terminated employment) or (B) the maximum amount that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code, then no more than the Unrestricted Amount may be paid in the six months following the severance date and the bi-weekly payments shall be reduced to comply with this limitation. If the monthly payments are reduced to comply with such limitation, any amount not paid in the initial six months following the severance date shall be paid in a lump sum six months and two days after the severance date and thereafter the bi-weekly payments shall continue through the remainder of the Severance Period.
     For purposes of this Agreement, “Cause” shall mean misconduct, including: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach or gross negligence of the Company’s policies; (iv) intentional damage to the Company’s property; (v) material breach of this Agreement; (vi) your failure or refusal in a material respect to follow the reasonable policies or directions of the Company as specified by the Chief Executive Officer or Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; (vii) any other intentional act or omission which subjects the Company to substantial public disrespect, scandal or ridicule or (viii) your failure to carry out the duties of your position after being provided with notice of such failure and a reasonable opportunity to cure. Disability shall not constitute Cause. For purposes of this Agreement, “Disability” shall mean a disability that prevents you from substantially performing your duties under this Agreement for a period of at least 45 consecutive days or 90 non-consecutive days within any 365-day period.
(b) In the event of death, the Company shall pay your designee any earned but unpaid salary at the time of your death and, at the time such amount would otherwise have been due, a pro rata portion of the bonus, if any, which may otherwise have been paid to you with respect to the annual period in which the death occurs.
7. General Provisions.
     7.1 Employment At-Will. Please understand that your employment with the Company is “at will,” meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any legal reason, or for no reason, with or without Cause or advance notice. This at-will relationship cannot be changed, nor may this Agreement be amended, except in a writing signed by the President, Chief Executive Officer or Board of Directors of the Company.

     7.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including by e-mail or by telecopy) or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company’s then current payroll records.
     7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
     7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     7.5 Complete Agreement. Please also understand that your acceptance of this Agreement should not be based on any promises or representations other than those contained in this Agreement. Any promises contrary to the terms specified in this Agreement are superseded by this Agreement. This Agreement and any written option agreements between you and the Company constitute the entire agreement between you and the Company and supersede any prior agreements between you and the Company.
     7.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and each party’s respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and neither party may assign any of its rights hereunder without the written consent of the other party, which shall not be withheld unreasonably. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to execute an agreement pursuant to which the successor expressly assumes all of the liabilities and obligations of the Company hereunder and agrees to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. If any successor declines to offer you employment, refuses to assume this Agreement or fails to perform its obligations hereunder, you will be deemed terminated without Cause and will be entitled to the Severance Payments.
     7.7 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia.
     7.8 Survival. The following provisions of this Agreement shall survive the termination of your employment and the assignment of this Agreement by the Company to any successor in interest or other assignee: Section 2; Section 3; Section 4 and Section 5.

     7.9 Injunctive Relief. You acknowledge that the restrictions set forth in Sections 3, 4 and 5 above are necessary to protect the Company’s confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. You further acknowledge that the provisions of Sections 3, 4 and 5 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and You agree that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 3, 4, and 5 of this Agreement. You agree that the existence of any claim or cause of action by you against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of Sections 3, 4, and 5 hereof.
     7.10 Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

     In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

GEOEYE INC.

By:
Name: Matthew M. O’Connell
Title: Chief Executive Officer

EMPLOYEE:

By:
Joseph F. Greeves

APPENDIX A
ANNUAL BONUS PERFORMANCE TARGETS
For each fiscal year, the annual bonus will be paid based on personal performance and the Company’s performance measured against annual goals set by the CEO and Board of Directors (or the compensation committee thereof) after consultation with you.

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